AMENDMENT AGREEMENT
TO ASSIGNMENT AGREEMENT

THIS AMENDMENT AGREEMENT (the "Amendment Agreement") is dated for reference as of the 8th day of August, 2007.

BETWEEN:

NANOMINERALS CORP., a company duly formed under the laws
of Nevada, with its registered office at 1905 Southeastern Ave.,
Las Vegas, NV

(hereinafter called "Nano")

OF THE FIRST PART

AND:

IRELAND INC., a corporation duly formed under the laws of
Nevada, with its principal office at 810 Peace Portal Drive, Suite
201, Blaine, WA 98230

(hereinafter called the "Company")

OF THE SECOND PART

AND:

LORRIE ARCHIBALD, of 1745 Larkhall Crescent, North
Vancouver, British Columbia, Canada V7H 2Z3

(hereinafter called the "Principal Shareholder")

OF THE THIRD PART

WHEREAS:

A. Nano, the Company and the Principal Shareholder entered into an Assignment Agreement dated for reference as of March 29, 2007 (the “Original Agreement”);

B. Subsequent to the entry by the parties into the Original Agreement, the Company completed a 4-for-1 split of its common stock (the “Company Stock Split”);

C. The parties wish to amend the Original Agreement to account for the Company Stock Split and to make such other amendments as are set out herein,

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Unless otherwise defined in this Amendment Agreement, all capitalized terms shall have the meanings assigned to them in the Original Agreement.

2. Paragraph 1.1 of the Original Agreement is amended by deleting subparagraphs (b), (j), (k) and (o) in their entirety and replacing them with the following:

(b)	“Closing Date” means August 14, 2007 or such other date as may be mutually agreed upon by the parties.

(j)	“Nano Shares” means a total of 30,000,000 post-split (7,500,000 pre-split) shares of the Company to be issued to Nano and the Nano Nominees.

(k)

“Principal Shares” means the 18,200,000 post-split (4,550,000 pre-split) presently issued restricted shares in the common stock of the Company held by the Principal Shareholder to be transferred to Nano as described in paragraph 2.5.

(o)

“Royalty” means the royalty to be granted in favour of Nano equal 5% of net smelter returns, as that term is defined in Schedule “D,” from the Columbus and Red Mountain Projects and from any other mineral projects that may, in the future, be assigned or otherwise transferred to the Company by Nano.

3. Paragraphs 2.3, 2.4, 2.5, 2.7, 4.4 and 4.17 of the Original Agreement are amended by deleting such paragraphs in their entirety and replacing them with the following:

2.3	The total number of Nano Shares to be issued by the Company to Nano and the Nano Nominees shall be 30,000,000 shares.

2.4

In addition to issuing the Nano Shares to Nano and the Nano Nominees, the Company shall, at closing, grant Nano a royalty (the “Royalty”) equal to 5% of net smelter returns on the Columbus and Red Mountain projects and on any other mineral projects that may, in the future, be assigned or otherwise transferred to the Company by Nano.

2.5

As further consideration for Nano entering into this Agreement and completing the Assignment to the Company, the Principal Shareholder shall transfer the Principal Shares to Nano at Closing at and for a price of US $0.0025 per share.

2.7	In addition to the consideration set out above, the Company shall reimburse Nano for all properly documented expenditures made by Nano on the Columbus and Red Mountain Projects.

4.4

The Company will not, without the prior written consent of Nano, issue any additional shares from and after the date hereof to the Closing Date or create any options, warrants or rights for any person to subscribe for any unissued shares in the capital of the Company, other than:

(a)

any shares and warrants issued, or to be issued, pursuant to a private placement offering of 10,000,000 units at a price of $0.65 per unit to be completed in accordance with the provisions of Regulation S promulgated under the Securities Act and approved by the Company’s board of directors on April 24, 2007, or pursuant to a private placement offering of an additional 10,000,000 units at a price of $0.65 per unit to be completed in accordance with the provisions of Rule 506 of Regulation D promulgated under the Securities Act, also approved by the Company’s board of directors on April 24, 2007, the terms of which offerings having been fully disclosed to Nano;and

	(b)	options granted by the Company pursuant to the provisions of paragraph 7.1.

4.17

The Company is not indebted to any of its directors or officers (other than indebtedness arising as a result of unpaid management fees or advances made by a director or officer for the payment of ordinary business expenses of the Company) nor are any of the Company’s directors or officers indebted to the Company.

4. Subparagraph 5.1(e) of the Original Agreement is deleted in it its entirety.

5. Schedule “B” of the Original Agreement is amended by deleting it in its entirety and replacing it with the Schedule “B” attached to this Amendment Agreement.

6. Schedule “D” of the Original Agreement is amended by deleting it in its entirety and replacing it with the Schedule “D” attached to this Amendment Agreement.

7. Paragraphs 8.1 to 8.7 of the Original Agreement are incorporated by reference into this Amendment Agreement and are made a part hereof.

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8. This Amendment Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement effective as of the day and year first above written.

NANOMINERALS CORP.	IRELAND INC.
a Nevada corporation by its	a Nevada corporation by its
authorized signatory:	authorized signatory:

/s/ Charles A. Ager	/s/ Douglas D.G. Birnie
Signature of Authorized Signatory	Signature of Authorized Signatory

Charles A. Ager	Douglas D.G. Birnie
Name of Authorized Signatory	Name of Authorized Signatory

Chairman	President
Position of Authorized Signatory	Position of Authorized Signatory

/s/ Lorrie Archibald
LORRIE ARCHIBALD

SCHEDULE B

DISTRIBUTION OF NANO SHARES

Name	Number of Shares
Nanominerals Corp.	21,950,000
Billie W. Maine	500,000
Richard J Werdesheim and Lynne Werdesheim trustees FBO Werdesheim Family Trust 10/14/86	2,500,000
Robert McDougal	1,200,000
Warwick Management Limited	3,690,000
Robocheyne Consulting Ltd.	160,000
Total	30,000,000

SCHEDULE D

NET SMELTER RETURNS

For the purposes of this Agreement, the term "net smelter returns" shall mean the net proceeds actually paid to the Company attributable to the Company’s net interest in the Property from the sale of minerals mined and removed from the Property, after deduction of the following:

(a)

smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser;

(b)

costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(c)	ad valorem taxes and taxes based upon production, but not income taxes.

     In the event the Company commingles minerals from the Property with minerals from other properties, the Company shall establish procedures, in accordance with sound mining and metallurgical techniques, for determining the proportional amount of the total recoverable metal content in the commingled minerals attributable to the input from each of the properties by calculating the same on a metallurgical basis, in accordance with sampling schedules and mining efficiency experience, so that production royalties applicable to minerals produced from the Property may reasonably be determined.

For the purposes of this definition, “the Property” means any mineral property covered by the terms of this Agreement.